Exhibit 5.01

June 18, 2007

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

I am participating in the proceedings being had and taken in connection with the registration by Xcel Energy Inc., a Minnesota corporation (the “Company”), of up to $253,979,000 principal amount of 5.613% Senior Notes, Series B due 2017 (the “Exchange Senior Notes”). The Exchange Senior Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 5.613% Senior Notes, Series A due 2017 of the Company (the “Original Senior Notes”) under the Indenture dated December 1, 2000 (the “Indenture”), as amended and supplemented, between the Company and Wells Fargo Bank, National Association, as trustee, as contemplated by the Registration Rights Agreement dated as of March 30, 2007 (the “Registration Rights Agreement”) by and among the Company and Merrill Lynch & Co. (“ML”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with ML, “Merrill”), Greenwich Capital Markets, Inc. (“RBS”) and Lazard Capital Markets LLC (collectively with Merrill and RBS, “Dealer Managers”). I have examined all statutes, records, instruments, and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, I am of the opinion that:

1. The Company was incorporated and is now a legally existing corporation under the laws of the State of Minnesota; has corporate power, right, and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement to which this opinion is an exhibit; and has corporate power, right, and authority to create, issue, and sell the Securities.

2. When and if (a) the Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, and (b) Exchange Senior Notes are duly authorized, executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Original Senior Notes surrendered for exchange thereof in accordance with the terms of the Exchange Offer, the Exchange Senior Notes will be legally issued and binding obligations of the Company in accordance with their terms.

This opinion is limited to the Federal laws of the United States of America and the laws of the State of Minnesota and I express no opinion with respect to the laws of any other jurisdiction. I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Respectfully submitted,

/s/ Michael Connelly
Michael Connelly
Vice President and General Counsel